Exhibit 99.7
JOINT FILING AGREEMENT
     Richard H. Friedman, Richard M. Smith, Barry A. Posner and Stanley G. Rosenbaum hereby agree to jointly file the Schedule 13D, and all amendments thereto, with the Securities and Exchange Commission with respect to the beneficial ownership by them of shares of Common Stock, par value $.0001 per share, of BioScrip, Inc.
Dated: February 3, 2010

/s/ Richard H. Friedman
Richard H. Friedman

/s/ Richard M. Smith
Richard M. Smith

/s/ Barry A. Posner
Barry A. Posner

/s/ Stanley G. Rosenbaum
Stanley G. Rosenbaum